Grant Park Fund Weekly Commentary

For the Week Ended August 12, 2011

Current Month Rolling Performance* Rolling Risk Metrics* (Sep 2006 - Aug 2011)

Class	Week ROR	MTD ROR	YTD ROR	1 yr Ann ROR	3 yr Ann ROR	5 yr Ann ROR	10 yr Ann ROR	Annualized ROR	Annualized Standard Deviation	Maximum Drawdown	Sharpe Ratio	Sortino Ratio
A	-0.3%	-1.8%	-6.7%	2.4%	-0.8%	3.8%	5.2%	3.8%	12.4%	-16.4%	0.4	0.5
B**	-0.3%	-1.8%	-7.1%	1.8%	-1.5%	3.1%	N/A	3.1%	12.4%	-17.1%	0.3	0.4
Legacy 1***	-0.2%	-1.7%	-5.4%	4.2%	N/A	N/A	N/A	-1.3%	11.5%	-10.9%	-0.1	-0.1
Legacy 2***	-0.2%	-1.7%	-5.7%	3.8%	N/A	N/A	N/A	-1.6%	11.5%	-11.1%	-0.1	-0.2
Global 1***	-0.5%	-1.5%	-6.1%	0.7%	N/A	N/A	N/A	-3.2%	10.8%	-13.3%	-0.2	-0.4
Global 2***	-0.5%	-1.5%	-6.3%	0.4%	N/A	N/A	N/A	-3.5%	10.7%	-13.5%	-0.3	-0.4
Global 3***	-0.5%	-1.5%	-7.3%	-1.4%	N/A	N/A	N/A	-5.3%	10.7%	-14.6%	-0.5	-0.6

S&P 500 Total Return Index****	-1.6%	-8.7%	-5.1%	14.4%	-0.6%	0.1%	2.3%	0.1%	18.3%	-50.9%	0.1	0.0
Barclays Capital U.S. Long Gov Index****	2.8%	7.2%	14.3%	3.7%	9.1%	8.6%	7.5%	8.6%	11.7%	-12.3%	0.8	1.3

* Performance metrics are calculated using month-to-date performance estimates. All performance data is subject to verification.

** Units began trading in August 2003.

*** Units began trading in April 2009.

**** Index is unmanaged & is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Portfolio Positions by Sectors and Markets (Two largest positions within each sector)

	Portfolio for A, B and Legacy units					Portfolio for Global units
Sector	Sector		Market			Sector		Market
	Exposure	Position	Contract	Exposure	Position	Exposure	Position	Contract	Exposure	Position
COMMODITIES	35%					33%
Energy	8%	Short	Crude Oil	3.3%	Short	8%	Short	Crude Oil	3.5%	Short
			Natural Gas	3.0%	Short			Natural Gas	3.0%	Short
Grains/Foods	12%	Long	Corn	3.4%	Long	11%	Long	Corn	3.4%	Long
			Wheat	2.0%	Short			Wheat	1.8%	Short
Metals	15%	Short	Aluminum	5.0%	Short	14%	Short	Aluminum	4.7%	Short
			Gold	3.3%	Long			Copper	2.9%	Long
FINANCIALS	65%					67%
Currencies	25%	Short $	Swiss Franc	3.3%	Long	24%	Short $	Swiss Franc	3.1%	Long
			Japanese Yen	2.8%	Long			Japanese Yen	2.6%	Long
Equities	19%	Short	S&P 500	4.4%	Short	24%	Short	S&P 500	7.3%	Short
			Nasdaq	3.3%	Short			Nasdaq	4.0%	Short
Fixed Income	21%	Long	U.S. 10-Year Treasury Notes	2.3%	Long	19%	Long	U.S. 10-Year Treasury Notes	2.3%	Long
			Euribor	2.3%	Long			Euribor	2.1%	Long

Market Commentary (Largest price movements within each sector)

Sector/Market
Energy

Crude oil markets fell as the downgrading of U.S. debt weighed heavily on demand forecasts. Natural gas prices finished the week in excess of 3% higher due to reports of a smaller-than-expected increase in U.S. inventories.

Grains/Foods

Corn and wheat markets moved higher due to the bearish effect of recent heat waves on the expected 2012 harvest. Elevated grains prices resulted in higher livestock prices due to increased feed costs for producers. In the foods markets, sugar prices rallied because of weak production estimates from Brazil and increased buying by large commodity funds.

Metals

Gold markets moved sharply higher as a continuing weak global economic outlook drove investors towards safe-haven assets. Weakness in the equity markets, disappointing economic data, and renewed concerns regarding European debt all played a role in driving up gold prices. Moves in the gold markets were slightly muted near week-end by reports that the CME Group increased margin requirements for gold futures amidst elevated prices.

Currencies

The Swiss franc fell from recent highs following news that the Swiss National Bank was considering temporarily pegging its overvalued currency to the euro. Risk-averse investors drove the Japanese yen higher against counterparts as they sought safe-haven assets. Higher-yielding commodity-based currencies, including the Australian and New Zealand dollars, declined due to a combination of depressed investor risk appetite and last week's sharp commodity selloff.

Equities

Global equity markets predominantly fell as Standard & Poor's downgrading of U.S. debt put heavy pressure on share prices. Weak economic data, including U.S. consumer confidence, weighed on the equity markets as well. Elevated Chinese inflation data led to a decline in Hong Kong's Hang Seng index as investors believed the Chinese government would be unable to ease monetary policy as a means of improving slow economic growth.

Fixed Income

Despite last week's credit downgrading, U.S. Treasury markets moved sharply higher. Increased demand for safe-haven debt instruments outweighed concerns regarding a potential default on U.S. debt obligations, resulting in higher Treasury prices.

Performance Chart

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index: Long Subset): A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices. The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

Compounded Annualized Rate of Return (ROR): This is the geometric 12-month mean that assumes the same rate of return for each 12-month period to arrive at the equivalent compound growth rate reflected in the actual return data.

Standard and Poor's 500 Total Return Index (S&P 500 Index): A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor's based on industry representation, liquidity, and stability. The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy. The total return calculation includes the price-plus-gross cash dividend return.

Risk Metrics Chart

Drawdown: A drawdown is any losing period during an investment's performance history. It is defined as the percent retrenchment from an equity peak to an equity valley. Maximum drawdown is simply the largest percentage drawdown that has occurred during the specified time frame. Grant Park's drawdowns are computed based on month-end equity values.

Sharpe Ratio: A return/risk measure defined as the average incremental return of an investment over the risk free rate.

Sortino Ratio: A ratio developed to differentiate between good and bad volatility. The calculation provides a risk-adjusted measure of performance without penalizing for upward price changes.

Standard Deviation: Measures the dispersal or uncertainty in a random variable (in this case, investment returns). It measures the degree of variation of returns around the mean, or average, return. The higher the volatility of the investment returns, the higher the standard deviation will be. For this reason, standard deviation is often used as a measure of investment risk.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE. OFFERING BY PROSPECTUS ONLY. INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL'S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.